Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-38878, 333-12117, 333-29759, 333-55901 and 333-160521 on Form S-8, and Registration Statements No. 333-149733, 333-149736 and 333-158408 on Form S-3, of our reports dated February 11, 2010, relating to the consolidated financial statements and financial statement schedules of Highwoods Properties, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 11, 2010